As filed with the Securities and Exchange Commission on June 25, 2026

Registration No. 333-259872

Registration No. 333-286657

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-259872

Post-Effective Amendment No. 1 to Registration Statement No. 333-286657

UNDER

THE SECURITIES ACT OF 1933

Clearwater Analytics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-1043711
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 W. Main Street Suite 900 Boise, Idaho	83702
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Zip Code)

Clearwater Analytics Holdings, Inc. 2021 Omnibus Incentive Plan

Clearwater Analytics Holdings, Inc. 2021 Employee Stock Purchase Plan

Enfusion, Inc. 2021 Stock Option and Incentive Plan

(Full Titles of the Plans)

Alphonse Valbrune

Chief Legal Officer

777 W. Main Street

Suite 900

Boise, ID 83702

(208) 433-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Latham & Watkins LLP

Brian Mangino

Amber Banks

Max Schleusener

1271 Avenue of the Americas

New York, NY 10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments No. 1 to the Registration Statements (“Post-Effective Amendments”) filed by Clearwater Analytics Holdings, Inc., a Delaware corporation (the “Registrant”), remove from registration all securities that remain unsold under the following registration statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (Registration No.  333-259872), filed by the Registrant with the Commission on September 29, 2021, pertaining to the registration of the securities described in the Registration Statement; and

•

Registration Statement on Form S-8 (Registration No.  333-286657), filed by the Registrant with the Commission on April 21, 2025, pertaining to the registration of the securities described in the Registration Statement.

On June 25, 2026, pursuant to the Agreement and Plan of Merger, dated as of December 20, 2025 (the “Merger Agreement”), by and among the Registrant, GT Silver BidCo, Inc. (“Parent”) and GT Silver Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant that had been registered under such Registration Statement for issuance but remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration any and all of the securities of the Registrant registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Boise, Idaho, on June 25, 2026.

CLEARWATER ANALYTICS HOLDINGS, INC.

By:	/s/ Alphonse Valbrune
Name: Alphonse Valbrune
Title: Chief Legal Officer and Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.